Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant  |X|
Filed by a party other than the registrant  |_|

Check the appropriate box:

|X|  Preliminary proxy statement           |_| Confidential, for use of the
                                               Commission Only  (as permitted by
                                               Rule 14a-6(e)(2))
|_|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          HOSPITALITY PROPERTIES TRUST
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)      Title of each class of securities to which transaction applies:


(2)      Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


(4)      Proposed maximum aggregate value of transaction:


(5)      Total fee paid:


|_|      Fee paid previously with preliminary materials:
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:__________________________________________
(2)      Form, Schedule or Registration Statement No.:____________________
(3)      Filing Party:____________________________________________________
(4)      Date Filed:______________________________________________________

                          HOSPITALITY PROPERTIES TRUST
                                400 Centre Street
                           Newton, Massachusetts 02158



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             to be held May 20, 1997


To the Shareholders of
  Hospitality Properties Trust

         Notice is hereby given that the Annual Meeting of Shareholders of Hospitality Properties Trust (the "Company") will be held at 9:30 A.M. on Tuesday, May 20, 1997, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

                  1. To elect two Trustees in Group II of the Company's Board of Trustees.
                  2. To consider and act upon a proposal to amend the Declaration of Trust to allow the Board of Trustees to increase or decrease the authorized capital stock of the Company.
                  3. To consider and act upon such other matters as may properly come before the meeting.

         The Board of Trustees has fixed the close of business on March 24, 1997 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Trustees,



                                            JOHN G. MURRAY, Secretary

March __, 1997





        WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE
            AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                          HOSPITALITY PROPERTIES TRUST
                                400 Centre Street
                           Newton, Massachusetts 02158

                              ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held on Tuesday, May 20, 1997

                                  INTRODUCTION

         A Notice of the Annual Meeting of Shareholders (the "Meeting") of Hospitality Properties Trust (the "Company") is set forth on the preceding page, and there is enclosed herewith a form of proxy solicited by the Board of Trustees of the Company. This proxy statement is being first sent to shareholders on or about March ___, 1997, together with a copy of the Annual Report to Shareholders for the year ended December 31, 1996 (including audited financial statements of the Company).

         Only shareholders of record as of the close of business on March 24, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting and/or any adjournment thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 26,871,395 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). The holders of the outstanding Common Shares are entitled to one vote per share.

         All Common Shares represented by valid proxies received by the Company prior to the Meeting will be counted for purposes of determining the presence of a quorum and will be voted as specified in the proxies. If no specification is made by the shareholder, the Common Shares will be voted FOR the proposals set forth below. Proposals set forth below require the affirmative vote of a majority of the Common Shares issued and outstanding. If a broker indicates on a proxy that it does not have discretionary authority with respect to certain Common Shares to vote on a proposal, those Common Shares will not be counted as voting in favor of such proposal. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her Common Shares in person. Adoption of the proposals presented in this proxy statement does not give rise to appraisal rights or other dissenter's rights under Maryland law.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Trustees and officers of the Company may solicit proxies personally or by telephone or telegram. The Company has also engaged the firm of Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies with respect to this Proxy Statement. The Company has agreed to pay to CIC a fee of $5,000 and to reimburse it for certain expenses in connection with such services. The Company has also agreed to indemnify CIC for certain liabilities and other matters in connection with such services. The
Company and CIC may request record holders of the Company's Common Shares beneficially owned by others to forward this supplemental material to the beneficial owners of such Common Shares and may reimburse such record holders for their reasonable expenses incurred in doing so.

Item 1.  Election of Trustees in Group II of the Board of Trustees

         The number of Trustees of the Company currently is fixed at five and the Board of Trustees currently is divided into three groups with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each Group are elected to three-year terms.

         The business of the Company is conducted under the general direction of the Board of Trustees as provided by the Amended and Restated Declaration of Trust (the "Declaration of Trust") and the By-Laws of the Company and the laws of the State of Maryland.

         The Declaration of Trust provides that a majority of the Board of Trustees will be composed of Independent Trustees who are not affiliated with HRPT Advisors, Inc., a Delaware corporation which is the Company's investment advisor ("Advisors"), or with Health and Retirement Properties Trust ("HRP") and who do not serve as officers of the

Company. Messrs. John L. Harrington, Arthur G. Koumantzelis and William J. Sheehan are the Company's Independent Trustees.

         The entire Board of Trustees functions as an Executive Compensation Committee to implement the Company's 1995 Incentive Share Award Plan (the "Plan"). A subcommittee of the Executive Compensation Committee composed of the Independent Trustees reviews the performance of Advisors under its advisory agreement with the Company (the "Advisory Agreement") and the award of Common Shares, other than awards of Common Shares to Independent Trustees described below, under the Plan. See "Certain Relationships and Related Transactions -- Advisors and the Advisory Agreement" and "Other Information -- Incentive Share Award Plan." The Executive Compensation Committee does not meet independently of meetings of the Board of Trustees. The Company does not have a Nominating Committee.

         The Board of Trustees maintains an Audit Committee consisting of the three Independent Trustees. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the appropriateness of audit and nonaudit fees charged and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times in 1996.

         During 1996, the Board of Trustees held seven meetings. Each Trustee attended 75% or more of the total number of meetings of the Board and any Committee of which he was a member.

         The Company pays its Independent Trustees an annual fee of $20,000 plus a fee of $500 for each meeting attended and reimburses expenses incurred by its Independent Trustees for attending meetings. Under the Plan, each Independent Trustee automatically receives an annual grant of 300 Common Shares at the first meeting of the Board of Trustees following each Annual Meeting of Shareholders. See "Other Information -- Incentive Share Award Plan." In addition, the
Independent Trustee serving as Chairman of the Audit Committee, which position rotates annually among the Independent Trustees, is paid $2,000 per year for such service.

         The present Trustees in Group II are Gerard M. Martin and William J. Sheehan. If re-elected, Messrs. Martin and Sheehan will hold office until the Company's 2000 Annual Meeting of Shareholders. To be elected, each nominee for Trustee of the Company must receive the vote of a majority of the Common Shares issued and outstanding. It is the intention of the persons authorized by the enclosed proxy to nominate and elect Messrs. Martin and Sheehan as the Group II Trustees. HRP and Advisors, which have voting control over an aggregate of 4,713,403 Common Shares (approximately 17.5% of Common Shares outstanding and entitled to vote at the Meeting), intend to vote in favor of the election of Messrs. Martin and Sheehan as the Group II Trustees.

         The principal occupations for the past five years and age as of March 1, 1997 of Messrs. Martin and Sheehan are as follows:

GERARD M. MARTIN  Age:  62

         Mr. Martin is a Managing Trustee of the Company. Mr. Martin is a private investor in real estate and has been a Managing Trustee of HRP since its organization in 1986. From 1985 until the merger of Greenery Rehabilitation Group, Inc. ("Greenery") into Horizon Healthcare Corporation (now known as
Horizon/CMS Healthcare Corporation) ("HHC") in February 1994 (the "Horizon/Greenery Merger"), he served as the Chief Executive Officer and Chairman of the Board of Directors of Greenery. Mr. Martin was a Director of HHC prior to his resignation in July 1996. Mr. Martin is currently a Director and 50% shareholder of Advisors. Mr. Martin served as interim President of the Company from the Company's formation through John G. Murray's election to such office in March 1996. Mr. Martin has been active in the real estate industry for more than 30 years.

WILLIAM J. SHEEHAN  Age:  52

         Mr. Sheehan has been the Chief Financial Officer of Ian Schrager Hotels, Inc. since May 1995. From 1993 through May 1995, Mr. Sheehan was a self employed consultant on financial and operating matters to companies in the hotel industry. From 1982 until 1993 he was employed by Omni Hotels, most recently as Vice Chairman (1992 to 1993) and President and Chief Executive Officer (1988 to
1992). Prior to that time, he was a partner at Arthur Andersen & Co. (now Arthur Andersen LLP). Mr. Sheehan is a certified hotel administrator, a Fellow of the Educational Institute of the American Hotel and Motel Association and has been a speaker at various hotel industry conferences .

         In addition to Messrs. Martin and Sheehan, the following persons currently serve on the Board of Trustees or serve as executive officers of the Company. Their principal occupations for the last five years and their ages as of March 1, 1997 are as follows:

JOHN L. HARRINGTON  Age:  60

         Mr. Harrington has been the Chief Executive Officer of the Boston Red Sox Baseball Club for at least five years and is Executive Director and Trustee of the Yawkey Foundation and a Trustee of the JRY Trust. Mr. Harrington is also a director of a bank subsidiary of Fleet Financial Group, Inc. Mr. Harrington was a Trustee of HRP from 1991 through August 1995. Mr. Harrington is a Group I Trustee; his term will expire at the 1999 Annual Meeting of Shareholders.

ARTHUR G. KOUMANTZELIS  Age:  66

         Mr. Koumantzelis has been Senior Vice President and Chief Financial Officer of Cumberland Farms, Inc. since July 1990. Cumberland Farms, Inc. is a private company engaged in the convenience store business in the northeastern United States and Florida and in the distribution and retail sale of gasoline in the northeastern United States. Cumberland Farms, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in May 1992 and subsequently emerged from bankruptcy proceedings in December 1993. Mr.
Koumantzelis was a Trustee of HRP from 1992 through August 1995. Mr. Koumantzelis is a Group III Trustee; his term will expire at the 1998 Annual Meeting of Shareholders.

BARRY M. PORTNOY  Age:  51

         Mr. Portnoy has been a partner in the law firm of Sullivan & Worcester LLP, counsel to the Company, since 1978. Mr. Portnoy has been a Managing Trustee of the Company since its organization on May 12, 1995 and has been a Trustee of HRP since its organization in 1986. Mr. Portnoy was a Director of HHC prior to his resignation in July 1996. Mr. Portnoy is currently a Director and 50% shareholder of Advisors. Mr. Portnoy has been actively involved in real estate and real estate finance activities for approximately 20 years. Mr. Portnoy is a Group I Trustee; his term will expire at the 1999 Annual Meeting of Shareholders.

JOHN G. MURRAY  Age:  36

         Mr. Murray is the President, Chief Operating Officer and Secretary of the Company. Mr. Murray is also Executive Vice President and Chief Financial Officer of Advisors. Prior to his election to the office of President and Chief Operating Officer in March 1996, Mr. Murray also served as Treasurer and Chief Financial Officer of the Company. Mr. Murray served in various capacities for HRP from 1993 through August 1995 and for Advisors since 1993. Mr. Murray served as Director of Finance, Business Analysis and Planning at Fidelity Brokerage Services, Inc. from 1992 to 1993 and served as Director of Acquisitions from 1990 through 1991. Prior to 1990, Mr. Murray was a senior manager at the accounting firm of Arthur Young & Company (now Ernst & Young LLP). Mr. Murray is a certified public accountant.

THOMAS M. O'BRIEN  Age:  30

         Mr. O'Brien is the Treasurer and Chief Financial Officer of the Company. Mr. O'Brien is also a Vice President and employee of Advisors. Prior to his election to such office in March 1996, Mr. O'Brien was employed by Arthur Andersen LLP for more than five years. Mr. O'Brien is a certified public accountant.

Item 2. Proposal to Amend the Declaration of Trust to Allow the Board of Trustees to Increase or Decrease the Authorized Capital Stock of the Company.

         On February 5, 1997, in response to a recent change in Maryland law, the Board of Trustees approved and recommended for shareholder approval, an amendment to the Declaration of Trust (the "Proposed Amendment") which would allow the Board of Trustees to amend the Declaration of Trust to increase or decrease the authorized capital stock of the Company without the requirement of shareholder approval. The Board of Trustees recommends a vote "FOR" the Proposed Amendment. The full text of the Proposed Amendment to Section 5.1 of the Declaration of Trust is included as Appendix A to this Proxy Statement. If approved by the shareholders, the Proposed Amendment will become effective upon the filing of an amendment to the Declaration of Trust with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable.

Purpose and Effect of the Proposed Amendment

         The Proposed Amendment is in response to a change in Maryland law, effective October 1, 1995, which allows a declaration of trust of a Maryland real estate investment trust to provide that "the board of trustees may amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class that the trust has authority to issue." The Board of Trustees believes that the Company's ability to finance its growth through acquisitions of properties, merger or otherwise is dependent in part upon ready access to the public equity markets. In order to respond quickly and on an ongoing basis to opportunities for favorable access to the public markets, the Company must be able to issue Shares (as defined below) quickly, as the Board of Trustees deems advisable. In addition, the Company may in the future acquire properties for a purchase price payable, in whole or in part, in Shares. The Proposed Amendment will facilitate the Company's ability to enter into such transactions. The time and expense of repeated solicitation of proxies to increase the number of authorized Shares may have a material negative impact on the Company's ability to do so in the future. As of March 4, 1997, the Company had issued 26.9% of its authorized Common Shares. Although the remaining authorized Common Shares as of March 1, 1996, 73,128,605, may be adequate in the near term, it is the belief of the Board of Trustees that the flexibility provided by the Proposed Amendment is in the best interests of the Company and its shareholders.

         The Company has no present intention, agreement or understanding to authorize or issue Shares in excess of those currently authorized nor does it have any present intention, agreement or understanding to decrease the number of Shares authorized. Assuming adoption of the Proposed Amendment, Shares of the Company may be authorized and issued or the number of Shares authorized decreased without further action by the shareholders.

         As with any issuance of equity, the issuance of additional Shares now or in the future could have some dilutive effect upon the earnings per share of the Company and voting rights of the existing shareholders. Such dilution may be greater or lesser depending upon whether such additional Shares are Common or Preferred Shares (as defined below) and, if Preferred Shares, the terms of such Preferred Shares which may be set by the Board of Trustees in its sole discretion.

         The Proposed Amendment is not intended to have an anti-takeover effect. The Proposed Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company. The Company is not aware of any existing or planned effort on the part of any person to accumulate significant amounts of its Shares, or to acquire control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

         For the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly by five or fewer individuals during the last six months of such year, and the Shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Shares representing more than 9.8% in number, value or voting power of the total Shares outstanding has or may become concentrated in the hands of one beneficial owner, other than Excepted Persons (as defined in the Declaration of Trust), the Trustees shall have the power to redeem or prohibit the transfer of all or a part of the affected Shares. Further the Declaration of Trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of Shares, or securities convertible into Shares, that could result in disqualification of the Company as a REIT are null and void and permits the Trustees to repurchase Shares or other securities to the extent necessary to maintain the Company's status as a REIT.

         The Declaration of Trust does not contain a special voting provision relating to business combinations and the Company has elected not to be governed by the provisions of Subtitle 6 and 7 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland regarding business combinations.


         The Board of Trustees also has under active consideration and has voted to proceed to implement a shareholder rights plan. The plan, if finally approved by the Board of Trustees, would operate in general as follows. Each shareholder would receive one right (a "Right") for each Common Share held. Each Right would entitle the holder to buy a specified percentage of a share of a newly created series of preferred shares of beneficial interest for an exercise price to be set forth in the plan. As a general matter, Rights would be exercisable at a specified time after a person or group acquired beneficial ownership of a specified percentage of the Common Shares or began a tender or exchange offer for such specified percentage or more of the Common Shares or if the Company were involved in certain mergers or business combinations. As a general matter, each Right would entitle its holder, other than the acquiring person or group or certain related parties, to purchase Common Shares (or, in some cases, cash, property or other securities of the Company) having twice the value of the exercise price. Under certain circumstances, the Company would retain the right to redeem Rights at a nominal price. The plan would be subject to amendment from time to time by the Board of Trustees. Rights would be nonvoting and would expire after a period of time. The plan is not currently in effect and may be abandoned prior to the implementation, and any such plan, if implemented, may be modified from the proposal described above.

         The provisions of the Declaration of Trust, the grouping of the Company's Board of Trustees into three groups with staggered terms of office and the shareholder rights plan described in the paragraph above, when and if adopted, may have the effect of discouraging unilateral tender offers or other takeover proposals or proxy contests which certain shareholders might deem in their interests or pursuant to which they might receive a substantial premium for their Shares. While not proposed for that purpose, the Proposed Amendment will grant to the Board of Trustees greater authority to authorize and issue Shares of any series or class. Such authority could be used in order to discourage, and the existence of such authority could also discourage, such tender offers, proposals or contests. The provisions discussed above and the Proposed Amendment could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.


Capital Stock of the Company

         The Declaration of Trust currently authorizes the Company to issue an aggregate of 200,000,000 shares of beneficial interest ("Shares") in the Company, including (i) 100,000,000 Common Shares, par value $.01 per share, and
(ii) 100,000,000 Preferred Shares, par value $.01 per share (the "Preferred Shares"). As of March 4, 1997, there were 26,871,395 Shares outstanding, all of which were Common Shares. The Declaration currently authorizes the Board of Trustees to cause the issuance, without shareholder approval, of classes or series of Preferred Shares from time to time and to set (or change, if the class or series has been previously established) the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such Preferred Shares that are not prohibited by the Declaration of Trust or applicable law.

         Except as otherwise determined by the Board of Trustees with respect to any class or series of Preferred Shares, all Shares: (i) will participate equally in dividends payable to shareholders when, as and if declared by the Trustees and ratably in net assets available for distribution to shareholders on liquidation or dissolution; (ii) will have one vote per share on all matters submitted to a vote of the shareholders; (iii) will not have cumulative voting rights in the election of Trustees; and (iv) will have no preference, conversion, exchange, sinking fund, redemption rights or preemptive or similar rights.

         Upon issuance in accordance with the Declaration of Trust and applicable law the Company's Shares are fully paid and nonassessable. The holders of Shares do not have preemptive rights with respect to the issuance of additional Shares or other securities of the Company. The authorized but unissued Shares are available for issuance from time to time by the Company at the sole discretion of its Board of Trustees without further action by the Company's shareholders, except as may be required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or national securities association trading system on which the securities may be listed or traded, for any proper trust purpose, which could include raising capital, providing compensation or benefits to employees and others, paying stock dividends or acquiring companies, businesses or properties.

Vote Required for Approval

         The affirmative vote of the holders of a majority of the issued and outstanding Common Shares is required to adopt the Proposed Amendment.

The Board of Trustees Recommends That the Shareholders Vote FOR the Proposed Amendment to the Declaration of Trust.


                                OTHER INFORMATION

Compensation of Executive Officers

         The Company does not have any employees; services which otherwise would be provided by employees are performed by Advisors pursuant to the Advisory Agreement and by the Managing Trustees and officers of the Company. Payments by the Company to Advisors are described in "Certain Relationships and Related Transactions -- Advisors and the Advisory Agreement."

         The following table provides summary compensation information for executive officers of the Company since the Company's formation in 1995:


                                                     SUMMARY COMPENSATION TABLE

                                       Annual Compensation(1)                                Long-Term Compensation
                               ---------------------------------------     ---------------------------------------------------------
                                                                           Restricted     Securities
                                                          Other Annual       Stock        Underlying                      All Other
Name and Principal Position    Year     Salary   Bonus    Compensation     Awards(2)     Options/SARs    LTIP Payouts   Compensation
---------------------------    ----     ------   -----    ------------     ---------     ------------    ------------   ------------
John G. Murray, President &
Chief Operating Officer (chief
executive officer)..........   1996      None     None        None             $ 53,250      None            None           None

                               1995      None     None        None                 None      None            None           None

Thomas M. O'Brien, Treasurer
& Chief Financial Officer...   1996      None     None        None             $ 39,938      None            None           None

                               1995      None     None        None                 None      None            None           None


                                    6





Adam D. Portnoy, Vice
President(3)................   1996      None     None        None             $ 26,625      None            None           None

Gerard M. Martin(4).........   1996      None     None        None                 None      None            None           None

                               1995      None     None        None                 None      None            None           None

(1) Except with respect to incentive share awards, the Company has not paid and has no current plans to pay compensation to its executive officers. Advisors, which conducts the day-to-day operations of the Company, compensated Messrs. Murray, O'Brien and Portnoy in connection with their services to Advisors and to the Company.

(2) All incentive share awards have been granted pursuant to the Plan and, except as otherwise described in Note 3 below, each provides that one third of each annual incentive share award vests immediately upon grant and one third vests on each of the first and second anniversaries of the grant. In the event any executive officer who has been granted an incentive share award ceases to perform the duties of an executive officer of the Company during the vesting period of such award, that executive officer will only be entitled to retain the number of Shares which have vested up to the date of his departure, unless vesting of Shares is accelerated by the Board of Trustees. At December 31, 1996, Messrs. Murray, O'Brien and Portnoy held 2,000, 1,500 and 1,000 of
         Common Shares granted under annual incentive share awards, respectively, having a value of $58,000, $43,500 and $29,000 respectively, based upon a $29 per share closing price for the Common Shares as reported on the New York Stock Exchange on December 31, 1996. Common Shares are entitled to dividends as declared by the Company. The dollar amounts shown in the table represent the number of restricted Shares which have vested or continue to be subject to vesting multiplied by the closing price for the Common Shares on the New York Stock Exchange on the date of grant.

(3) Mr. Adam Portnoy, the son of Barry M. Portnoy, served as Vice President during a portion of 1996 until January of 1997. The 1,000 Common Shares held by him under the Plan became fully vested in 1997.

(4) Mr. Martin served as interim President of the Company from the Company's formation through John G. Murray's election to such office in March 1996. He received no compensation in such capacity.

Incentive Share Award Plan

         The Company adopted the Plan prior to its initial public offering of Common Shares and has reserved 100,000 Common Shares for grant thereunder to Independent Trustees and officers of, and consultants (other than Advisors) to, the Company. The officers of the Company are employees of Advisors and not of the Company and therefore receive their salary compensation from Advisors. The Company has established the Plan in order to provide it with a vehicle with which to foster a continuing identity of interest among the Company's officers and Independent Trustees and the Company's shareholders. In addition, the Plan permits the Company to compensate its officers for the performance of certain duties which fall outside the scope of services covered by the Advisory Agreement. The Company currently has three Independent Trustees and two officers eligible for grants under the Plan.

         The  Plan  is   administered   by  a  subcommittee   of  the  Executive
Compensation Committee comprised of the Independent Trustees. Except for automatic grants to the Independent Trustees, each award must be approved by a majority of the Independent Trustees. In connection with any such award, the Independent Trustees are authorized to determine the amount and timing of the award and the extent to which vesting restrictions, if any, apply to the granted Common Shares. 4,500 Common Shares were granted under the Plan during 1996 to officers of the Company in addition to the automatic awards to the Independent Trustees described below.

         The Independent Trustees automatically receive grants of 300 Common Shares per year as part of their annual compensation. The Independent Trustees are ineligible for other grants of Common Shares under the Plan. On May 21, 1996 each of the Independent Trustees received an award of 300 Common Shares, having an aggregate value of $23,288 (based on the $257/8 closing price of Common Shares on the New York Stock Exchange on the date of issuance of such Common Shares).

Compensation Committee Interlocks and Insider Participation

         The Company has an Executive Compensation Committee comprised of the entire Board of Trustees. A subcommittee of the Executive Compensation Committee composed of the Independent Trustees (Messrs. Harrington, Koumantzelis and Sheehan) makes recommendations for grants of shares under the Plan and such recommendations are acted upon by the full Board of Trustees. Gerard M. Martin, a member of the Board of Trustees, was the President of the Company prior to Mr. Murray's election in March 1996 and Barry M. Portnoy, another member of the Board of Trustees, is a partner in the firm of Sullivan & Worcester LLP, counsel of the Company.

Performance Graph--Comparison of Cumulative Total Return

         The graph below shows, for the periods indicated, the Company's cumulative total shareholder return on its Common Shares (assuming a $100 investment on August 31, 1995, the first day following the beginning of public trading in the Company's Common Shares on the New York Stock Exchange for which all information set forth below is available) as compared with (a) the Standard & Poor's 500 Index and (b) the National Association of Real Estate Investment Trust, Inc.'s index of all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ/National Market System (NAREIT). The comparison assumes all dividends are reinvested.


          Measurement Period            HPT        NAREIT        S&P 500 Index
          ------------------            ---        ------        -------------

           August 31, 1995              100          100              100
          December 31, 1995             110          106              110
          December 31, 1996             131          143              136

Executive Compensation Report

         Hospitality Properties Trust (the "Company") developed and implemented its 1995 Incentive Share Award Plan (the "Plan") in recognition of the following circumstances. First, the Company's Common Shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for the Company's management. Second, because the executive officers of the Company are employees of HRPT Advisors, Inc. ("Advisors"), the Company's advisor, and not of the Company, and receive their salary compensation from Advisors, the Trustees wished to establish a vehicle which would, among other things, (a) foster a continuing identity of interest between management of the Company and its shareholders, and (b) recognize that the Company's executive officers perform certain duties on behalf of the
Company,   primarily   with  regard  to   shareholder   relations  and  investor
communications, which fall outside of the services covered by the Advisory Agreement. In granting incentive share awards, the Trustees consider factors such as the amount and terms of restricted Common Shares previously granted to executive officers and the amount of time spent and complexity of the duties performed by executive officers on behalf of the Company, speaking at Company conferences, road shows and making additional presentations, interfacing with analysts and preparing and distributing shareholder reports, materials, statements and other information. The Trustees may impose vesting restrictions or other conditions on the granted Common Shares, which may further promote continuity of management.

         In 1996, John G. Murray, President and Chief Operating Officer of the Company, received a grant of 2,000 Common Shares under the Plan, 667 Common Shares of which vested immediately upon grant, 667 of which will vest on the first anniversary of the grant and 666 of which will vest on the second anniversary of the date of grant. In 1996, Mr. O'Brien, the Treasurer and Chief Financial Officer of the Company, received a grant of 1,500 Common Shares under the Plan, 500 of which vested immediately upon the grant and 500 of which will vest on each of the first and second anniversaries of the grant. In 1996, Mr. Adam Portnoy, the Vice President of the Company, received a grant of 1,000 Common Shares under the Plan, 333 of which vested immediately upon the grant. Mr. Portnoy resigned his position with the Company in January of 1997, and the Board of Trustees voted to accelerate fully the vesting of his Common Shares. The determination of the number of Common Shares granted to Messrs. Murray, O'Brien and Portnoy and the acceleration of the vesting schedule for Mr. Portnoy's Common Shares were not specifically based on an estimate of the Company's performance but instead was based on the relationship of the fair market value of the Common Shares so granted, on the number of Common Shares previously granted to each such individual, and on the Board's opinion as to the value of the "outside" services to the Company, as discussed above, performed by each of Messrs. Murray, O'Brien and Portnoy during the year preceding the grant.

                                                 BOARD OF TRUSTEES

                                                          John L. Harrington
                                                          Arthur G. Koumantzelis
                                                          Gerard M. Martin
                                                          Barry M. Portnoy
                                                          William J. Sheehan

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Common Shares by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each of the company's Trustees and (iii) all Trustees and executive officers of the Company as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to the beneficially owned by such person or entity, subject to the matters set forth in the footnotes to the table below.

         The table sets forth information regarding beneficial ownership of Common Shares as of March 4, 1997.


                                                                                     Beneficial Ownership
                                                                                  -------------------------
                                                                                    Number
                      Name and Address(1)                                         of Shares         Percent
                                                                                  ---------         -------

Health and Retirement Properties Trust........................                    4,000,000           14.9%
HRPT Advisors, Inc.(2)........................................                    4,264,595           15.9%
 Barry M. Portnoy(3)..........................................                    4,264,595           15.9%
 Gerard M. Martin(3)..........................................                    4,264,595           15.9%
 John L. Harrington(4)(5).....................................                          613             *
 William J. Sheehan(4)(5).....................................                          609             *
 Arthur G. Koumantzelis(4)(5).................................                          613             *
 John G. Murray(6)............................................                        2,000             *
 Thomas M. O'Brien(6).........................................                        1,500             *
 Adam D. Portnoy(7)...........................................                        1,000             *
All Trustees and executive officers as a
 group (eight persons)(2)(3)..................................                    4,270,930           15.9%
Neuberger & Berman LLC(8).....................................                    1,584,400            5.9%

-------------------

*        Less than 1%
(1) The address of HRP is 400 Centre Street, Newton, MA 02158. The address of each other named person or entity is c/o Hospitality Properties Trust, 400 Centre Street, Newton, MA 02158 or as reported below.
(2) Advisors owns 264,595 Common Shares directly and may be deemed to beneficially own 4,000,000 Common Shares owned by HRP by virtue of being an investment advisor to HRP.
(3) Neither Mr. Portnoy nor Mr. Martin owns Common Shares directly. HRP, of which Messrs. Portnoy and Martin are Managing Trustees, owns 4,000,000 Common Shares and Advisors, which is owned by Messrs. Portnoy and Martin, owns 264,595 Common Shares. Messrs. Portnoy and Martin may be deemed to have beneficial ownership of these Common Shares.

                                       10




(4) Each of the Independent Trustees receives a grant of 300 Common Shares per annum as part of their annual compensation. See "--Incentive Share Award Plan."
(5)      Includes  shares  acquired  under the Company's  Dividend  Reinvestment
         Plan.
(6) One-third of these Common Shares is vested; the rest will vest in two equal installments over the next two years.
(7)      Mr. Adam Portnoy's  address is 56 Kissling  Street,  San Francisco,  CA
         94103.
(8)      Neuberger & Bergman  LLC.  ("NBLLC")  has  reported in an  amendment to
         Schedule 13G filed under the Securities Exchange Act of 1934, as amended, that it is deemed to be the beneficial owner of 1,584,400 Common Shares since it has power to make decisions whether to retain or dispose of such Common Shares held by many unrelated clients. NBLLC reported that it holds sole power to vote or to direct the vote of 1,000 Common Shares and shared power to vote or to direct the vote of an additional 1,576,200 Common Shares, and that it holds shared power to dispose or to direct the disposition of 1,584,400 Common Shares, all of which were reported to be owned by clients of NBLLC. Such shared powers in respect of 1,576,200 Common Shares were reported to be held by NBLLC together with Neuberger & Berman Management, Inc., as subadvisor and investment manager, respectively, of Neuberger & Berman's various funds. The 1,584,400 Common Shares do not include 3,000 Common Shares which NBLLC reported were owned by principals of NBLCC in their personal securities accounts, as to which NBLLC disclaims beneficial ownership. The principal place of business of NBLLC was reported as 605 Third Avenue, New York, New York 10158.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In the Advisory Agreement, Advisors has agreed to provide investment, management and administrative services to the Company. Advisors is owned by Messrs. Martin and Portnoy. The Advisory Agreement provides for an annual advisory fee equal to 0.70% of the Company's Average Invested Capital (as defined in the Advisory Agreement) up to $250 million, and 0.50% of Average Invested Capital equal to or exceeding $250 million, and for an annual incentive fee calculated on the basis of annual increases in the Company's cash flow available for distribution per share. Starting in 1996 the incentive fee payable to Advisors is 15% of annual increases in cash flow available for distribution per share (but in no event more than $.02 per share), times the weighted average number of shares outstanding in such year. Any incentive fees will be paid in Common Shares. Aggregate fees paid to Advisors for services during 1996 were $3.9 million, including $.5 million, based upon a per share price of $31.75, payable in 14,595 Common Shares as an incentive fee.

         In January 1997 Advisors provided funding for short term working capital to the Company in the form of a demand loan in the amount of $7 million, of which approximately $4 million remained outstanding at March 4, 1997, at a floating interest rate equal to the brokers' call rate as published in the Wall Street Journal plus 50 basis points. [The transaction was approved by the Independent Trustees,] and the Company believes that the terms of such loan are similar to or better than those the Company could expect in a similar arms' length transaction.

         In the ordinary course of its business Advisors is occasionally involved in litigation, including the following matters to which the Company is not a party. Early in 1995, HRP commenced a foreclosure action to enforce indemnities given in connection with the surrender of certain leaseholds to, and the purchase of certain properties by, HRP in 1992. In May 1995, the defendants in the foreclosure action and parties related to HRP's former tenants and sellers asserted cross claims against HRP, Advisors, Messrs. Martin and Portnoy and others, including Sullivan & Worcester LLP, which acts as counsel to HRP, Advisors and the Company. The same cross-claim defendants were served in late February 1996 in an additional action in a federal court. The cross claims and separate claims allege, among other things, fraud (including violations of federal securities laws), conflicts of interest, breach of fiduciary duties, legal malpractice, civil conspiracy and violations of 18 U.S.C. ss.1962 (RICO) in connection with the leasehold surrenders, the transactions and indemnities underlying the foreclosure action and certain related transactions, and that the foreclosure defendants and third party plaintiffs suffered substantial damages as a result. HRP, Advisors and other parties to this dispute have sought arbitration of all arbitrable claims arising from this dispute pursuant to the contract under which the dispute originated, and an arbitration proceeding is now underway. The Company has been informed that additional related actions have been brought against HRP, Advisors and the other defendants in the original cross claims. The Company has been informed that HRP, Advisors and the other crossclaim defendants intend to defend themselves in the actions or otherwise to pursue such claims and rights which they may have. The outcome of these pending claims and proceedings cannot be predicted.

                  COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its executive officers, Trustees and greater than 10% shareholders were met.

                                    AUDITORS

         The Company is not required to submit the selection of its auditor to a vote of shareholders. The Company's independent auditor since its organization in 1995 has been Arthur Andersen LLP.

         A representative of Arthur Andersen LLP is expected to be present at the Meeting, with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from shareholders who are present at the Meeting.

                              SHAREHOLDER PROPOSALS

         The Company's 1998 Annual Meeting of Shareholders is presently expected to be held on or about May 19, 1998. Proposals of shareholders intended to be present at the 1998 Annual Meeting must be received not later than February 19, 1998 nor earlier than January 20, 1998 for inclusion in the Company's proxy statement and proxy for that meeting.

         The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by the Board, of candidates for election as Trustees (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder of record on the date of the giving of the notice who has given timely prior written notice to the Secretary of the Company prior to the meeting at which Trustees are to be elected, will be eligible for election as Trustees. To be timely, notice of a shareholder's nominee in the case of an annual meeting, must be received by the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e. not later than February 19, 1998, nor earlier than January 20, 1998, with respect to the 1998 Annual Meeting of Shareholders).

                                  OTHER MATTERS

         As of this time, the Board of Trustees knows of no other matters to be brought before the Meeting. However, if other matters properly come before the Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

                                     By Order of the Board of Trustees


                                     John G. Murray, Secretary


Newton, Massachusetts
April __, 1997

                                                                      APPENDIX A


                          HOSPITALITY PROPERTIES TRUST

                        Proposed Amendment to Section 5.1
                of the Amended and Restated Declaration of Trust

         Section 5.1 of the Amended and Restated Declaration of Trust is hereby amended to add the following sentence at the end of the first paragraph thereof.

         "The Trustees are hereby expressly authorized at any time, and from time to time, without Shareholder approval, to amend this Declaration to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has the authority to issue."

[FRONT]
                          HOSPITALITY PROPERTIES TRUST
                 400 Centre Street, Newton, Massachusetts 02158

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES


         The undersigned hereby appoints GERARD M. MARTIN, BARRY M. PORTNOY, and JOHN G. MURRAY, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below, all the Common Shares of Beneficial Interest of Hospitality Properties Trust held of record by the undersigned or with respect to which the undersigned is entitled to vote or act, at the Annual Meeting of Shareholders to be held on May 20, 1997 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed here by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Address Change/Comments:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
[REVERSE]
|X|      PLEASE MARK VOTES AS IN THIS EXAMPLE

1.)      Election of Trustees in Group II:


          For                     Against               For All Except
          / /                       / /                      / /

                  Gerard M. Martin and William J. Sheehan

         If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).


2.) Amendment to the Declaration to allow the Trustees to increase or decrease the authorized capital stock of the Company .

          For                     Against                   Abstain
          / /                       / /                      / /

3.) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



Mark box at right if comments or address  changes are noted on
the reverse  side of this card.                                       / /



Please be sure to sign and date this Proxy.

DATE: ________________                                 RECORD DATE SHARES:


---------------------------------              ---------------------------------
Shareholder Sign Here                          Co-owner Sign Here